Exhibit 99.1

(Furnished herewith)

NEWS RELEASE

Jennifer Hartmann

Director, Strategic Public Relations

Deere & Company

309-765-5678

Focused on Safe Operations, Deere Reports Second Quarter Net Income of $665.8 Million

•	Safeguarding employees helps keep operations running, customers served during pandemic.
•	Digital tools provide unique customer experience in challenging conditions.
•	Full year net income forecast to be $1.6 billion to $2 billion, reflecting market uncertainties.

MOLINE, Illinois (May 22, 2020) — Deere & Company reported net income of $665.8 million for the second quarter ended May 3, 2020, or $2.11 per share, compared with net income of $1.135 billion, or $3.52 per share, for the quarter ended April 28, 2019. For the first six months of the year, net income attributable to Deere & Company was $1.182 billion, or $3.73 per share, compared with $1.633 billion, or $5.07 per share, for the same period last year.

Worldwide net sales and revenues decreased 18 percent, to $9.253 billion, for the second quarter of 2020 and decreased 13 percent, to $16.884 billion, for six months. Net sales of the equipment operations were $8.224 billion for the quarter and $14.754 billion for six months, compared with $10.273 billion and $17.214 billion last year.

“John Deere’s foremost priority in confronting the coronavirus crisis has been to safeguard the health and well-being of employees while fulfilling its obligation as an essential business serving customers throughout the world,” said John C. May, chairman and chief executive officer. “We’ve had good success in these areas thanks to the proactive measures we have taken to keep employees safe and our production facilities and parts distribution centers operational. At the same time, the company has reached out to our local communities to help those in need as a result of the pandemic. Deere and its employees have provided generous support to area food banks and other organizations offering assistance during this difficult time.”

COVID-19 Response and Actions

The company is executing its plan to address the impact of COVID-19 through a number of key actions, as described below:

Safeguarding and Supporting Employees. Deere’s first priority is the health, safety, and overall welfare of our employees. Protecting the workforce is essential for the company to deliver on its commitment to customers and fulfill its role as an essential business. Deere has proactively implemented health and safety measures at its operations around the world. These measures include employee health screening, additional personal protective equipment, social distancing guidelines, enhanced cleaning and sanitation efforts, and staggered production schedules.

Supporting Dealers and Customers. Because maintaining customer uptime is critical to delivering value to our customers, Deere continues to produce and ship machinery and repair parts to meet demand. Responding to this demand in the face of the pandemic has been a challenge as a result of various regulatory, economic, and other barriers that have affected production facilities and the supply chain. The company is represented by a world-class dealer channel that has continued operating throughout the crisis. Leveraging digital tools and connected-support abilities has allowed our dealers to remotely service customer machines and maintain appropriate social distancing protocols. Measures to ensure continuity of operations have helped customers continue the essential work of promoting food security and providing critical infrastructure. Additionally, John Deere Financial has provided continuous financing through the duration of any COVID-19 disruptions.

Serving Communities. In addition, Deere and its employees have taken actions to strengthen social safety nets in communities where the company operates throughout the world. These include making donations of face shields and coverings to health-care workers and first responders and contributing to local food banks and Red Cross chapters.

Managing Liquidity & Financial Position. Significant actions also have been taken to strengthen the company’s financial position. These include raising about $4.5 billion in medium- to long-term funding, aggressively reducing operating expenses, decreasing capital spending budgets, and other actions to preserve liquidity.

Company Outlook & Summary

Net income attributable to Deere & Company is forecast to be in a range of $1.6 billion to $2 billion for the full year. However, many uncertainties remain regarding the effects of the COVID-19 global pandemic that could negatively affect the company's results and financial position in the future.

“I would like to express my appreciation to the thousands of John Deere employees, dealers and suppliers who have worked tirelessly to keep our operations safe and our customers up and running during this challenging period,” May said. “Deere is well-known for developing strong relationships with a range of stakeholders, which prove extremely valuable in difficult times. We remain committed to offering a full suite of advanced digital tools that give our customers unique capabilities and help them do their work more efficiently and profitably. As a result, we’re confident the company will successfully manage the pandemic’s effects and strengthen its position serving customers in the future.”

Deere & Company	Second Quarter			Year to Date
$ in millions	2020	2019	% Change	2020	2019	% Change
Net sales and revenues	$9,253	$11,342	-18%	$16,884	$19,326	-13%
Net income	$666	$1,135	-41%	$1,182	$1,633	-28%
Fully diluted EPS	$2.11	$3.52		$3.73	$5.07

In the second quarter, the company recorded impairments totaling $114 million pretax and approximately $105 million after-tax related to certain fixed assets, operating lease equipment, and a minority investment in a construction equipment company headquartered in South Africa.

Equipment Operations	Second Quarter
$ in millions	2020	2019	% Change
Net sales	$8,224	$10,273	-20%
Operating profit	$890	$1,366	-35%
Net income	$623	$1,010	-38%

For a discussion of net sales and operating profit results, see the Agriculture & Turf and Construction & Forestry sections below.

Agriculture & Turf	Second Quarter
$ in millions	2020	2019	% Change
Net sales	$5,968	$7,282	-18%
Operating profit	$794	$1,019	-22%
Operating margin	13.3%	14.0%

Agriculture & Turf sales decreased for the quarter due to lower shipment volumes and the unfavorable effects of currency translation, partially offset by price realization. Operating profit declined for the second quarter primarily due to lower shipment volumes / sales mix, along with the unfavorable effects of foreign-currency exchange. These factors were partially offset by price realization, lower selling, administrative, and general expenses, reduced production costs, and lower research and development expenses.

Agriculture & Turf Operating Profit

Second Quarter 2020 compared to Second Quarter 2019

$ in millions

$1,019
($439)
$108
($58)
$5
$74
$130
($45)
$794
Second Quarter 2019
Volume/ Mix
Price
Currency
Warranty
Production Costs
SA&G/ R&D
Other
Second Quarter 2020

Construction & Forestry	Second Quarter
$ in millions	2020	2019	% Change
Net sales	$2,256	$2,991	-25%
Operating profit	$96	$347	-72%
Operating margin	4.3%	11.6%

Construction & Forestry sales declined for the quarter mainly due to lower shipment volumes and the unfavorable effects of currency translation,  partially offset by price realization. Second quarter operating profit deteriorated largely due to lower shipment volumes / sales mix, impairments in certain fixed assets and an unconsolidated equipment company headquartered in South Africa, and the unfavorable effects of foreign-currency exchange, partially offset by lower production costs and price realization.

Construction & Forestry Operating Profit

Second Quarter 2020 compared to Second Quarter 2019

$ in millions

$347
($192)
$32
($29)
($4)
$53
$6
($82)
($35)
$96
Second Quarter 2019
Volume/ Mix
Price
Currency
Warranty
Production Costs
SA&G/ R&D
Impairment
Other
Second Quarter 2020

Financial Services	Second Quarter
$ in millions	2020	2019	% Change
Net income	$60	$121	-50%

Financial services net income for the quarter declined due primarily to a higher provision for credit losses, unfavorable financing spreads, and increased losses and impairments on lease residual values, partially offset by income earned on a higher average portfolio.

Market Conditions and Outlook (Annual)		Currency	Price
$ in millions	Net Sales	Translation	Realization
Agriculture & Turf	-10% to -15%	-2%	2%
Construction & Forestry	-30% to -40%	-2%	1%

John Deere Financial	Net Income	$ 490

Agriculture & Turf. Deere worldwide sales of agriculture and turf equipment are forecast to decline 10 to 15 percent for fiscal year 2020, including a negative currency-translation effect of about 2 percent.  Industry sales of agricultural equipment are expected to be down about 10 percent from last year for the U.S. and Canada, while sales in Europe are expected to be down 5 to 10 percent. South American industry sales of tractors and combines are projected to be down 10 to 15 percent. Asian sales are forecast to be down moderately due in large part to the pandemic-related shutdown in India. Industry sales of turf and utility equipment in the U.S. and Canada are expected to be down about 10 percent for 2020.

Construction & Forestry. Deere’s worldwide sales of construction and forestry equipment are anticipated to be down 30 to 40 percent for 2020, with foreign-currency rates having an unfavorable translation effect of about 2 percent. The outlook reflects market uncertainty as a result of COVID-19 as well as efforts to bring down field inventory levels. Industry construction-equipment sales in North America are expected to decline by 20 to 30 percent for the year. In forestry, global industry sales are expected to be down 15 to 20 percent due to weaker demand in North America and Russia.

Financial Services. Results are expected to decline due to a higher provision for credit losses and less-favorable financing spreads, partially offset by lower losses and impairments on operating-lease residual values.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s financial services subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

	Second Quarter			Year to Date
$ in millions	2020	2019	% Change	2020	2019	% Change
Revenue	$700	$703		$1,419	$1,364	4%
Net income	$26	$84	-69%	$125	$206	-39%
Ending portfolio balance				$38,223	$37,747	1%

Results for the current quarter and first six months declined due to a higher provision for credit losses, unfavorable financing spreads, and increased losses and impairments on lease residual values, in part offset by income from a higher average portfolio.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook & Summary,” “Market Conditions & Outlook,” and other forward-looking statements herein that relate to future events, expectations, and trends involve factors that are subject to change, and risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company’s businesses.

The company’s agricultural equipment business is subject to a number of uncertainties including the factors that affect farmers’ confidence and financial condition.  These factors include demand for agricultural products, world grain stocks, weather conditions, soil conditions, harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, trade restrictions and tariffs (e.g., China), global trade agreements (e.g., the United States-Mexico-Canada Agreement), the level of farm product exports (including concerns about genetically modified organisms), the growth and sustainability of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of governments, changes in government farm programs and policies, international reaction to such programs, changes in and effects of crop insurance programs, changes in environmental regulations and their impact on farming practices, animal diseases (e.g., African swine fever) and their effects on poultry, beef and pork consumption and prices and on livestock feed demand, and crop pests and diseases and the impact of the COVID-19 pandemic on the agricultural industry including demand for, and production and exports of, agricultural products, and commodity prices.

Factors affecting the outlook for the company’s turf and utility equipment include consumer confidence, weather conditions, customer profitability, labor supply, consumer borrowing patterns, consumer purchasing preferences, housing starts and supply, infrastructure investment, spending by municipalities and golf courses, and consumable input costs.  Many of these factors have been and may continue to be impacted by the global economic downturn resulting from the COVID-19 pandemic and responses to the pandemic taken by governments and other authorities.

Consumer spending patterns, real estate and housing prices, the number of housing starts, interest rates and the levels of public and non-residential construction are important to sales and results of the company’s construction and forestry equipment.  Prices for pulp, paper, lumber and structural panels are important to sales of forestry equipment.  Many of these factors affecting the outlook for the company’s construction and forestry equipment have been and may continue to be impacted by the global economic downturn resulting from the COVID-19 pandemic and responses to the pandemic taken by governments and other authorities.

All of the company’s businesses and its results are affected by general economic conditions in the global markets and industries in which the company operates; customer confidence in general economic conditions; government spending and taxing; foreign currency exchange rates and their volatility, especially fluctuations in the value of the U.S. dollar; interest rates (including the availability of IBOR reference rates); inflation and deflation rates; changes in weather patterns; the political and social stability of the global markets in which the company operates; the effects of, or response to, terrorism and security threats; wars and other conflicts; natural disasters; and the spread of major epidemics (including the COVID-19 pandemic) and government and industry responses to epidemics such as travel restrictions and extended shut down of businesses.

Uncertainties related to the magnitude and duration of the COVID-19 pandemic may significantly adversely affect the company’s business and outlook.  These uncertainties include: prolonged reduction or closure of the company’s operations, or a delayed recovery in our operations; additional closures as mandated or otherwise made necessary by governmental authorities; disruptions in the supply chain and a prolonged delay in resumption of operations by one or more key suppliers, or the failure of any key suppliers; the company’s ability to meet commitments to customers on a timely basis as a result of increased costs and supply challenges; the ability to receive goods on a timely basis and at anticipated costs; increased logistics costs; delays in the company’s strategic initiatives as a result of reduced spending on research and development; additional operating costs at facilities that remain open due to remote working arrangements, adherence to social distancing guidelines and other COVID-19-related challenges; absence of employees due to illness; the impact of the pandemic on the company’s customers and dealers, and their delays in their plans to invest in new equipment; requests by the company’s customers or dealers for payment deferrals and contract modifications; the impact of disruptions in the global capital markets and/or continued declines in the company’s financial performance, outlook or credit ratings, which could impact the company’s ability to obtain funding in the future; and the impact of the pandemic on demand for our products and services as discussed above.  It is unclear when an economic recovery could occur and what a recovery may look like.  All of these factors could materially and adversely affect our business, liquidity, results of operations and financial position.

Significant changes in market liquidity conditions, changes in the company’s credit ratings and any failure to comply with financial covenants in credit agreements could impact access to funding and funding costs, which could reduce the company’s earnings and cash flows.  Financial market conditions could also negatively impact customer access to capital for purchases of the company’s products and customer confidence and purchase decisions, borrowing and repayment practices, and the number and size of customer loan delinquencies and defaults.  A debt crisis, in Europe or elsewhere, could negatively impact currencies, global financial markets, social and political stability, funding sources and costs, asset and obligation values, customers, suppliers, demand for equipment, and company operations and results.  The company’s investment management activities could be impaired by changes in the equity, bond and other financial markets, which would negatively affect earnings.

The withdrawal of the United Kingdom from the European Union and the perceptions as to the impact of the withdrawal may adversely affect business activity, political stability and economic conditions in the United Kingdom, the European Union and elsewhere. The economic conditions and outlook could be further adversely affected by (i) uncertainty regarding any new or modified trade arrangements between the United Kingdom and the European Union and/or other countries, (ii) the risk that one or more other European Union countries could come under increasing pressure to leave the European Union, or (iii) the risk that the euro as the single currency of the Eurozone could cease to exist. Any of these developments, or the perception that any of these developments are likely to occur, could affect economic growth or business activity in the United Kingdom or the European Union, and could result in the relocation of businesses, cause business interruptions, lead to economic recession or depression, and impact the stability of the financial markets, availability of credit, currency exchange rates, interest rates, financial institutions, and political, financial and monetary systems. Any of these developments could affect our businesses, liquidity, results of operations and financial position.

Additional factors that could materially affect the company’s operations, access to capital, expenses and results include changes in, uncertainty surrounding and the impact of governmental trade, banking, monetary and fiscal policies, including financial regulatory reform and its effects on the consumer finance industry, derivatives, funding costs and other areas, and governmental programs, policies, tariffs and sanctions in particular jurisdictions or for the benefit of certain industries or sectors; retaliatory actions to such changes in trade, banking, monetary and fiscal policies; actions by central banks; actions by financial and securities regulators; actions by environmental, health and safety regulatory agencies, including those related to engine emissions, carbon and other greenhouse gas emissions, noise and the effects of climate change; changes to GPS radio frequency bands or their permitted uses; changes in labor and immigration regulations; changes to accounting standards; changes in tax rates, estimates, laws and regulations and company actions related thereto; changes to and compliance with privacy regulations; compliance with U.S. and foreign laws when expanding to new markets and otherwise; and actions by other regulatory bodies.

Other factors that could materially affect results include production, design and technological innovations and difficulties, including capacity and supply constraints and prices; the loss of or challenges to intellectual property rights whether through theft, infringement, counterfeiting or otherwise; the availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the company’s supply chain or the loss of liquidity by suppliers; disruptions of infrastructures that support communications, operations or distribution; the failure of suppliers or the company to comply with laws, regulations and company policy pertaining to employment, human rights, health, safety, the environment, anti-corruption, privacy and data protection and other ethical business practices; events that damage the company’s reputation or brand; significant investigations, claims, lawsuits or other legal proceedings; start-up of new plants and products; the success of new product initiatives; changes in customer product preferences and sales mix; gaps or limitations in rural broadband coverage, capacity and speed needed to support technology solutions; oil and energy prices, supplies and volatility; the availability and cost of freight; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; changes in demand and pricing for used equipment and resulting impacts on lease residual values; labor relations and contracts; changes in the ability to attract, train and retain qualified personnel; acquisitions and divestitures of businesses; greater than anticipated transaction costs; the integration of new businesses; the failure or delay in closing or realizing anticipated benefits of acquisitions, joint ventures or divestitures; the implementation of organizational changes; the failure to realize anticipated savings or benefits of cost reduction, productivity, or efficiency efforts; difficulties related to the conversion and implementation of enterprise resource planning systems; security breaches, cybersecurity attacks, technology failures and other disruptions to the company’s and suppliers’ information technology infrastructure; changes in company declared dividends and common stock issuances and repurchases; changes in the level and funding of employee retirement benefits; changes in market values of investment assets, compensation, retirement, discount and mortality rates which impact retirement benefit costs; and significant changes in health care costs.

The liquidity and ongoing profitability of John Deere Capital Corporation and other credit subsidiaries depend largely on timely access to capital in order to meet future cash flow requirements, and to fund operations, costs, and purchases of the company’s products.  If general economic conditions deteriorate or capital markets become more volatile, including as a result of the COVID-19 pandemic, funding could be unavailable or insufficient.  Additionally, customer confidence levels may result in declines in credit applications and increases in delinquencies and default rates, which could materially impact write-offs and provisions for credit losses.

The company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the company and its businesses, including factors that could materially affect the company’s financial results, is included in the company’s other filings with the SEC (including, but not limited to, the factors discussed in Item 1A. Risk Factors of the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q).

Second Quarter 2020 Press Release

(in millions of dollars)

Unaudited

	Three Months Ended			Six Months Ended
	May 3	April 28%		May 3	April 28%
	2020	2019	Change	2020	2019	Change
Net sales and revenues:
Agriculture and turf	$5,968	$7,282	-18	$10,455	$11,963	-13
Construction and forestry	2,256	2,991	-25	4,299	5,251	-18
Total net sales	8,224	10,273	-20	14,754	17,214	-14
Financial services	875	886	-1	1,806	1,741	+4
Other revenues	154	183	-16	324	371	-13
Total net sales and revenues	$9,253	$11,342	-18	$16,884	$19,326	-13

Operating profit: *
Agriculture and turf	$794	$1,019	-22	$1,167	$1,367	-15
Construction and forestry	96	347	-72	189	576	-67
Financial services	75	170	-56	254	362	-30
Total operating profit	965	1,536	-37	1,610	2,305	-30
Reconciling items **	(54)	(58)	-7	(133)	(144)	-8
Income taxes	(245)	(343)	-29	(295)	(528)	-44
Net income attributable to Deere & Company	$666	$1,135	-41	$1,182	$1,633	-28

*       Operating profit is income from continuing operations before corporate expenses, certain external interest expense, certain foreign exchange gains and losses, and income taxes. Operating profit of the financial services segment includes the effect of interest expense and foreign exchange gains or losses.

**     Reconciling items are primarily corporate expenses, certain external interest expense, certain foreign exchange gains and losses, pension and postretirement benefit costs excluding the service cost component, and net income attributable to noncontrolling interests.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED INCOME

For the Three Months Ended May 3, 2020 and April 28, 2019

(In millions of dollars and shares except per share amounts) Unaudited

	2020	2019
Net Sales and Revenues
Net sales	$8,224	$10,273
Finance and interest income	849	838
Other income	180	231
Total	9,253	11,342

Costs and Expenses
Cost of sales	6,294	7,755
Research and development expenses	406	457
Selling, administrative and general expenses	906	947
Interest expense	342	351
Other operating expenses	377	359
Total	8,325	9,869

Income of Consolidated Group before Income Taxes	928	1,473
Provision for income taxes	245	343
Income of Consolidated Group	683	1,130
Equity in income (loss) of unconsolidated affiliates	(17)	6
Net Income	666	1,136
Less: Net income attributable to noncontrolling interests		1
Net Income Attributable to Deere & Company	$666	$1,135

Per Share Data
Basic	$2.13	$3.57
Diluted	$2.11	$3.52

Average Shares Outstanding
Basic	313.2	317.9
Diluted	316.2	322.2

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED INCOME

For the Six Months Ended May 3, 2020 and April 28, 2019

(In millions of dollars and shares except per share amounts) Unaudited

	2020	2019
Net Sales and Revenues
Net sales	$14,754	$17,214
Finance and interest income	1,745	1,653
Other income	385	459
Total	16,884	19,326

Costs and Expenses
Cost of sales	11,371	13,186
Research and development expenses	831	864
Selling, administrative and general expenses	1,715	1,710
Interest expense	678	704
Other operating expenses	792	711
Total	15,387	17,175

Income of Consolidated Group before Income Taxes	1,497	2,151
Provision for income taxes	295	528
Income of Consolidated Group	1,202	1,623
Equity in income (loss) of unconsolidated affiliates	(18)	13
Net Income	1,184	1,636
Less: Net income attributable to noncontrolling interests	2	3
Net Income Attributable to Deere & Company	$1,182	$1,633

Per Share Data
Basic	$3.77	$5.13
Diluted	$3.73	$5.07

Average Shares Outstanding
Basic	313.3	318.1
Diluted	316.7	322.4

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY

CONDENSED CONSOLIDATED BALANCE SHEET

(In millions of dollars) Unaudited

	May 3	November 3	April 28
	2020	2019	2019
Assets
Cash and cash equivalents	$8,900	$3,857	$3,484
Marketable securities	626	581	545
Receivables from unconsolidated affiliates	32	46	34
Trade accounts and notes receivable - net	5,986	5,230	7,519
Financing receivables - net	27,256	29,195	25,870
Financing receivables securitized - net	4,685	4,383	4,814
Other receivables	1,212	1,487	1,477
Equipment on operating leases - net	7,245	7,567	7,040
Inventories	6,171	5,975	7,161
Property and equipment - net	5,685	5,973	5,757
Investments in unconsolidated affiliates	192	215	235
Goodwill	2,917	2,917	3,025
Other intangible assets - net	1,311	1,380	1,476
Retirement benefits	960	840	1,383
Deferred income taxes	1,435	1,466	1,039
Other assets	2,713	1,899	1,871
Total Assets	$77,326	$73,011	$72,730

Liabilities and Stockholders’ Equity

Liabilities
Short-term borrowings	$11,179	$10,784	$11,762
Short-term securitization borrowings	4,640	4,321	4,702
Payables to unconsolidated affiliates	91	142	200
Accounts payable and accrued expenses	9,072	9,656	9,626
Deferred income taxes	475	495	514
Long-term borrowings	34,324	30,229	28,255
Retirement benefits and other liabilities	5,680	5,953	5,733
Total liabilities	65,461	61,580	60,792

Redeemable noncontrolling interest		14	14

Stockholders’ Equity
Total Deere & Company stockholders’ equity	11,864	11,413	11,919
Noncontrolling interests	1	4	5
Total stockholders’ equity	11,865	11,417	11,924
Total Liabilities and Stockholders’ Equity	$77,326	$73,011	$72,730

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED CASH FLOWS

For the Six Months Ended May 3, 2020 and April 28, 2019

(In millions of dollars) Unaudited

	2020	2019
Cash Flows from Operating Activities
Net income	$1,184	$1,636
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Provision for credit losses	107	37
Provision for depreciation and amortization	1,067	1,016
Impairment charges	114
Share-based compensation expense	48	44
Undistributed earnings of unconsolidated affiliates	(8)	(9)
Credit for deferred income taxes	(61)	(282)
Changes in assets and liabilities:
Trade, notes, and financing receivables related to sales	(491)	(2,731)
Inventories	(496)	(1,394)
Accounts payable and accrued expenses	(707)	(66)
Accrued income taxes payable/receivable	(173)	157
Retirement benefits	58	20
Other	134	77
Net cash provided by (used for) operating activities	776	(1,495)

Cash Flows from Investing Activities
Collections of receivables (excluding receivables related to sales)	9,624	9,176
Proceeds from maturities and sales of marketable securities	39	30
Proceeds from sales of equipment on operating leases	898	823
Cost of receivables acquired (excluding receivables related to sales)	(9,367)	(8,887)
Purchases of marketable securities	(71)	(59)
Purchases of property and equipment	(441)	(491)
Cost of equipment on operating leases acquired	(960)	(924)
Collateral on derivatives - net	319	60
Other	(11)	(100)
Net cash provided by (used for) investing activities	30	(372)

Cash Flows from Financing Activities
Increase in total short-term borrowings	1,138	1,570
Proceeds from long-term borrowings	7,275	4,232
Payments of long-term borrowings	(3,315)	(3,427)
Proceeds from issuance of common stock	70	95
Repurchases of common stock	(263)	(481)
Dividends paid	(481)	(462)
Other	(81)	(54)
Net cash provided by financing activities	4,343	1,473

Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	(102)	(35)

Net Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	5,047	(429)
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	3,956	4,015
Cash, Cash Equivalents, and Restricted Cash at End of Period	$9,003	$3,586

See Condensed Notes to Interim Consolidated Financial Statements.

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

(1)

The Company recorded non-cash asset impairments in the second quarter totaling $114 million pretax and approximately $105 million after-tax. The impairments related to the following: $62 million pretax of fixed assets of an asphalt plant factory in Germany, which is included in the Company’s construction and forestry operations with the impairment recorded in “Cost of sales”; $32 million pretax of equipment on operating leases and matured operating lease inventory, which is included in the financial services operations with the impairments recorded in “Other operating expenses”; and $20 million pretax of a minority investment in a construction equipment company headquartered in South Africa, which is included in the construction and forestry operations with the impairment recorded in “Equity in loss of unconsolidated affiliates.”

(2)

During the first quarter of 2020, the Company announced a broad voluntary employee-separation program for the U.S. salaried workforce that continues the efforts to create a more efficient organization structure and reduce operating costs. The program provided for cash payments based on years of service. The expense was recorded primarily in the period in which the employees irrevocably accepted the separation offer. The program’s total estimated pretax expenses are approximately $138 million, of which $9 million was recorded in the second quarter and $136 million in the first half of 2020. The payments for the program were substantially made in the first quarter of 2020. Included in the total pretax expense is a non-cash charge of $21 million resulting from a curtailment in certain OPEB plans, which was recorded outside of operating profit in “Other operating expenses.” The first half of 2020 expenses that are included in operating profit of $113 million are allocated 36 percent “Cost of sales,” 16 percent “Research and development,” and 48 percent “Selling, administrative and general.” In addition, the expenses are allocated 74 percent to the agriculture and turf operations, 24 percent to the construction and forestry operations, and 2 percent to the financial services operations. Annual savings from this program are estimated to be approximately $85 million with about $65 million in 2020.

(3)	Dividends declared and paid on a per share basis were as follows:

	Three Months Ended		Six Months Ended
	May 3	April 28	May 3	April 28
	2020	2019	2020	2019
Dividends declared	$.76	$.76	$1.52	$1.52
Dividends paid	$.76	$.76	$1.52	$1.45

(4)

The calculation of basic net income per share is based on the average number of shares outstanding. The calculation of diluted net income per share recognizes any dilutive effect of share-based compensation.

(5)

The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries. In the supplemental consolidating data in Note 6 to the financial statements, “Equipment Operations” include the Company’s agriculture and turf operations and construction and forestry operations with “Financial Services” reflected on the equity basis.

(6) SUPPLEMENTAL CONSOLIDATING DATA

STATEMENT OF INCOME

For the Three Months Ended May 3, 2020 and April 28, 2019

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2020	2019	2020	2019
Net Sales and Revenues
Net sales	$8,224	$10,273
Finance and interest income	23	25	$906	$910
Other income	181	213	61	72
Total	8,428	10,511	967	982

Costs and Expenses
Cost of sales	6,294	7,755
Research and development expenses	406	457
Selling, administrative and general expenses	700	795	208	154
Interest expense	83	44	266	312
Interest compensation to Financial Services	73	92
Other operating expenses	21	67	416	344
Total	7,577	9,210	890	810

Income of Consolidated Group before Income Taxes	851	1,301	77	172
Provision for income taxes	228	291	17	52
Income of Consolidated Group	623	1,010	60	120

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
Financial Services	60	121		1
Other	(17)	5
Total	43	126		1
Net Income	666	1,136	60	121
Less: Net income attributable to noncontrolling interests		1
Net Income Attributable to Deere & Company	$666	$1,135	$60	$121

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
STATEMENT OF INCOME

For the Six Months Ended May 3, 2020 and April 28, 2019

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2020	2019	2020	2019
Net Sales and Revenues
Net sales	$14,754	$17,214
Finance and interest income	49	49	$1,841	$1,776
Other income	391	428	124	133
Total	15,194	17,691	1,965	1,909

Costs and Expenses
Cost of sales	11,372	13,187
Research and development expenses	831	864
Selling, administrative and general expenses	1,373	1,440	346	275
Interest expense	146	115	541	599
Interest compensation to Financial Services	137	162
Other operating expenses	92	138	824	669
Total	13,951	15,906	1,711	1,543

Income of Consolidated Group before Income Taxes	1,243	1,785	254	366
Provision for income taxes	237	436	58	92
Income of Consolidated Group	1,006	1,349	196	274

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
Financial Services	197	275	1	1
Other	(19)	12
Total	178	287	1	1
Net Income	1,184	1,636	197	275
Less: Net income attributable to noncontrolling interests	2	3
Net Income Attributable to Deere & Company	$1,182	$1,633	$197	$275

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

CONDENSED BALANCE SHEET

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*			FINANCIAL SERVICES
	May 3	November 3	April 28	May 3	November 3	April 28
	2020	2019	2019	2020	2019	2019
Assets
Cash and cash equivalents	$7,466	$3,175	$2,894	$1,434	$682	$590
Marketable securities	3	1	7	623	580	538
Receivables from unconsolidated subsidiaries and affiliates	2,248	2,017	1,091
Trade accounts and notes receivable - net	1,419	1,482	1,608	6,050	5,153	7,554
Financing receivables - net	118	65	101	27,138	29,130	25,769
Financing receivables securitized - net	37	44	59	4,648	4,339	4,755
Other receivables	1,072	1,376	1,325	148	116	166
Equipment on operating leases - net				7,245	7,567	7,040
Inventories	6,171	5,975	7,161
Property and equipment - net	5,642	5,929	5,712	43	44	45
Investments in unconsolidated subsidiaries and affiliates	5,119	5,326	5,187	17	16	16
Goodwill	2,917	2,917	3,025
Other intangible assets - net	1,311	1,380	1,476
Retirement benefits	908	836	1,325	58	58	58
Deferred income taxes	1,796	1,896	1,575	52	57	73
Other assets	1,506	1,158	1,235	1,208	741	636
Total Assets	$37,733	$33,577	$33,781	$48,664	$48,483	$47,240

Liabilities and Stockholders’ Equity

Liabilities
Short-term borrowings	$1,398	$987	$1,337	$9,781	$9,797	$10,425
Short-term securitization borrowings	37	44	58	4,603	4,277	4,644
Payables to unconsolidated subsidiaries and affiliates	91	142	200	2,216	1,970	1,057
Accounts payable and accrued expenses	8,416	9,232	9,470	2,149	1,836	1,813
Deferred income taxes	395	414	461	493	568	662
Long-term borrowings	9,947	5,415	4,679	24,377	24,814	23,576
Retirement benefits and other liabilities	5,584	5,912	5,638	101	94	95
Total liabilities	25,868	22,146	21,843	43,720	43,356	42,272

Redeemable noncontrolling interest		14	14

Stockholders’ Equity
Total Deere & Company stockholders’ equity	11,864	11,413	11,919	4,944	5,127	4,968
Noncontrolling interests	1	4	5
Total stockholders’ equity	11,865	11,417	11,924	4,944	5,127	4,968
Total Liabilities and Stockholders’ Equity	$37,733	$33,577	$33,781	$48,664	$48,483	$47,240

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF CASH FLOWS

For the Six Months Ended May 3, 2020 and April 28, 2019

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2020	2019	2020	2019
Cash Flows from Operating Activities
Net income	$1,184	$1,636	$197	$275
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	9	5	98	32
Provision for depreciation and amortization	515	525	621	557
Impairment charges	82		32
Undistributed earnings of unconsolidated subsidiaries and affiliates	21	30	(1)	(1)
Provision (credit) for deferred income taxes	9	(118)	(70)	(164)
Changes in assets and liabilities:
Trade receivables and Equipment Operations' financing receivables	(80)	(271)
Inventories	(242)	(1,086)
Accounts payable and accrued expenses	(659)	247	30	53
Accrued income taxes payable/receivable	(154)	(344)	(19)	501
Retirement benefits	50	16	8	4
Other	107	68	95	99
Net cash provided by operating activities	842	708	991	1,356

Cash Flows from Investing Activities
Collections of receivables (excluding trade and wholesale)			10,385	9,894
Proceeds from maturities and sales of marketable securities		5	39	25
Proceeds from sales of equipment on operating leases			898	823
Cost of receivables acquired (excluding trade and wholesale)			(9,885)	(9,423)
Purchases of marketable securities		(2)	(71)	(57)
Purchases of property and equipment	(440)	(490)	(1)	(1)
Cost of equipment on operating leases acquired			(1,304)	(1,341)
Increase in trade and wholesale receivables			(673)	(3,028)
Collateral on derivatives - net		1	319	59
Other	(40)	(52)	(36)	(39)
Net cash used for investing activities	(480)	(538)	(329)	(3,088)

Cash Flows from Financing Activities
Increase (decrease) in total short-term borrowings	554	(131)	584	1,701
Change in intercompany receivables/payables	(292)	611	292	(611)
Proceeds from long-term borrowings	4,602	120	2,673	4,112
Payments of long-term borrowings	(152)	(158)	(3,163)	(3,269)
Proceeds from issuance of common stock	70	95
Repurchases of common stock	(263)	(481)
Dividends paid	(481)	(462)	(225)	(312)
Other	(61)	(35)	(13)	(12)
Net cash provided by (used for) financing activities	3,977	(441)	148	1,609

Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	(58)	(27)	(44)	(8)

Net Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	4,281	(298)	766	(131)
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	3,196	3,202	760	813
Cash, Cash Equivalents, and Restricted Cash at End of Period	$7,477	$2,904	$1,526	$682

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.